Exhibit 4.20
English Translation of

Contract of Investment in Joint Venture to Develop Software Outsourcing Business for Japanese Clients

Foundation for Cooperation
Pansoft Company Limited is a shareholding company registered in the British Virgin Islands (BVI) whose stocks have been listed and traded in the American NASDAQ Stock Market. Pansoft (China) Company Limited, a subsidiary established by the Company in China, is mainly engaged in software development business within the territory of China;

(Seal: Pansoft (China) Company Limited)

Management Information Centre Co., Ltd. and Seven Colors Corporation are both software development businesses registered in Japan, and have a certain market shares and connections in the Japanese software development market. In particular, SHARP mobile test contracting (SBC) revenue of the two companies in 2009 actually reached about 300 million yen and 150 million yen respectively.

(Seal: Management Information Centre Co., Ltd.)

(Seal: Seven Colors Corporation)

Shandong Qizhi Software Co., Ltd. is a software development company registered in China, which provides intermediary services for the cooperative project.

(Seal: Shandong Qizhi Software Co., Ltd.)

Background of Cooperation
Currently, a lot of software companies in Japan desire to transfer part of software business to Mainland China in order to reduce the software development and testing costs. And there is a rising demand for low cost outsourcing software service providers which is a great business opportunity in Mainland China and the government has put software outsourcing business as a key industry to be promoted.

Goal for Cooperation
In order to take full advantage of the above-mentioned emerging opportunities, all parties concerned are willing to set up a testing base tailored for SHARP mobile phones and embedded software by taking their strengths (including Pansoft Company Limited’s human resources cost advantages in Jinan, Shandong Province and software development management experience in Mainland China, and Management Information Center Co., Ltd’s and Seven Colors Corporation’s software market share and personal relations in Japan), and gradually expand the business from mobile phone software testing to software development and design. The aforesaid base serves for the purpose to execute business contacts with other large enterprises in Japan, and will ultimately grow into a large-scale software testing and development base with strong competitive edges in the Japanese market, thus achieving the maximization of benefits of all parties concerned.

Article 1 Definition of Terms
Abbreviations, definitions, directories, and headings included herein are just for convenient reference purpose. Unless the context indicates a different meaning, the following abbreviations and terms are defined herein below:

1.	Party A refers to Pansoft Company Limited;
2.	Party B refers to Management Information Center Co., Ltd;
3.	Party C refers to Seven Colors Corporation;
4.	Party D refers to Shangdong Qizhi Software Co., Ltd.;
5.	Chinese Party refers to Pansoft Company Limited, namely Party A hereto;
6.	Japanese Party refers to Management Information Center Co., Ltd., Seven Colors Corporation, Shandong Qizhi Software Co., Ltd., namely Party A, Party B and Party C of this Contract.
7.	All Parties refer to Party A, Party B, Party C and Party D;
8.
Joint Venture Company (the JV, hereinafter), refers to a holding company established by Party A, Party B, Party C, and Party D in the British Virgin Islands in the form of joint venture, namely Pansoft (Japan) Company Limited (Tentative name);

9.	Japanese subsidiary refers to a wholly-owned subsidiary established by the joint venture company in Osaka, Japan, namely Pansoft Japan Corporation (Tentative name);
10.
Chinese subsidiary refers to a wholly-owned subsidiary established by the joint venture company in Jinan, Shandong of China, namely Pansoft (Japan) Jinan Development Centre Inc. with Chinese name of 普联软件（日本）济南开发基地有限公司 (Tentative name) " .

11.	SBC business refers to SHARP mobile testing contracting business respectively held or controlled by Party B and Party C.

Article 2 All Parties Hereto
Pansoft Company Limited (Party A hereto)
Registered Address: 3F, The Building of Qilu Software Park, the High-tech Development Zone of Jinan City, Shandong, China
Legal Representative: Wang Hu

Management Information Center Co.，Ltd. (Party B hereto)
Registered Address: No. 5 Block 27 No. 1 Street West District Osaka City Osake Prefecture
Legal Representative: Kiichiro

Seven Colors Corporation (Party C hereto)
Registered Address：No. 1301 Block 3-3-25 Nanben Street Central Distract Osaka City Osake Prefecture
Legal Representative：Aoki Kazuyo

Shandong Qizhi Software Co., Ltd （Party D hereto）
Registered Address: 9F, The Building of Qilu Software Park, the High-tech Development Zone of Jinan City, Shandong, China
Legal Representative:　Han Feng

Article 3 Cooperative Steps

1. Establishment of Joint Venture Company

1.1
Party A, Party B, Party C and Party D sets up a joint venture company in the British Virgin Islands, of which Party A makes the contribution of RMB 18 million in cash (equivalent to USD 2.7 million), Party B and Party C respectively use their own SHARP mobile testing business transferred to such a joint venture company as an investment. Party A holds 80% of the equity of the joint venture company, and Party B 7%, Party C 7%, and Party D 6%, thereof, respectively.

All Parties confirm that Party B’s and Party C will take their own SBC mobile testing contracts as their investment to the JV and, therefore, Party B and Party C will transfer SBC outsourcing business held by them respectively (including the business held by them through the GCOM Company) to the Japanese subsidiary set up by the joint venture company in Osaka, and will establish SBC business dealing account for the Japanese subsidiary, that is to say:  the Japanese subsidiary will obtain all SHARP mobile  testing contracting business (SBC) originally held by Party B and Party C (see the contents as stated in the cooperative basis of the preamble), and such transfer is already approved and recognized by SBC.

1.2.
After the establishment of the joint venture company, all parties deem that wholly owned subsidiaries should be set up in Osaka, Japan and Jinan, China respectively, namely Japanese subsidiary and Chinese subsidiary hereinafter. Japanese subsidiary is responsible for market development of the Japanese software business, communication with customers on behalf of the joint venture company and partial development and result delivery, while the Chinese subsidiary is responsible for specific software testing and development for business orders passed along by the Japanese subsidiary.

1.3.
After the establishment of the JV, its business will be developed through several transitional stages, and then will finally achieve the goal of this Contract. These transitional stages are depicted as follows:

In the first stage: Obtaining SBC orders indirectly through MIC and GCOM. In this stage, partial business orders from SBC are obtained by MIC and GCOM initially and, then, transferred to the JV for execution. In this process, these business orders should be fully transferred at its entirety to the JV as if they were directly placed to the JV with only nominal difference that orders were placed from SBC to the vendor’s accounts under names of MIC and GCOM.

In the second stage: All orders transferred by GCOM to the joint venture company. In this stage, all orders related to aforesaid business obtained by MIC or GCOM from SBC are transferred to the JV for execution. In this process, all the business orders should be fully transferred at its entirety to the JV as if they were directly placed to the JV with only nominal difference that orders were placed from SBC to the vendor’s accounts under names of MIC and GCOM.

In the third stage: the joint venture company sets up vendor’s business account with SBC, and all SHARP mobile testing contracting business held by MIC and GCOMsho8uld be transferred to the JV. All parties hereto, will go through three development stages described above to ensure the business development and obtaining SBC business accounts for the JV.

1.4.	Capital contribution of the joint venture company shall be made available by installment as stipulated in Business Plan and Budge, in the Attachment hereof.

2. Governance structure and operation of the joint venture company

2.1.
The Joint Venture Company shall be founded in accordance with the laws of the British Virgin Islands, set up the Board of Directors consisting of five members, of which three are appointed by the Chinese Party, and two are appointed by the Japanese Party. A chairman will be designated for the Board and a candidate will be nominated by the Chinese Party, and will be appointed by the Board of Directors through election.

2.2.
The Joint Venture Company shall designate a general manager who takes overall responsibility for the joint venture's business. Such a general manager is recommended by the Chinese Party, and is appointed by the Company’s Board of Directors.

2.3.
The Joint Venture Company shall set up Japanese subsidiary and Chinese subsidiary respectively, of which, no board of directors will be set up respectively. The Joint Venture Company's Board of Directors also serves as the board of directors for Chinese and Japanese subsidiaries. The Board members working at Japanese subsidiary or Chinese subsidiary shall serve as Executive Directors of Chinese and Japanese subsidiaries respectively. Candidates for general managers of Japanese and Chinese subsidiaries are recommended by the Japanese and Chinese sides, and are appointed by the Board.

2.4.
The Japanese subsidiary set up by the joint venture company, will purchase the above SBC business-related furniture and equipment from Party B at reasonable prices. Party B is to assist it in leasing transfer business-related office space and equipment; Specific contents and prices of purchase and lease, are determined by all parties through negotiation.

2.5.
GCOM, originally owned by Party B and Party C, will arrange the transfer business-related employees to work in the Japanese subsidiary. The Japanese subsidiary shall pay appropriate fees in accordance with Japanese law. The list of such employees and fees are specified in Business Plan and Budge of the Joint Venture Company.

2.6.
All parties agree that the joint venture company is authorized to set up an equity pool with no more than 10% of all the shares (based on the number of the shares on the establishment of the joint venture company), which may be used by the Board to offer equity rewards for employees making special contributions depending on the development and profitability conditions of the Company.

Article 4 Commitment and Guarantee of All Parties

1.  China Party's commitment and guarantee

1.1.	The Chinese side is a shareholders’ company valid business entity and incorporated under the laws of BVI;

1.2.	The Chinese side shall fulfill its investment funding obligations in accordance with the agreed amount and timeline;

1.3.	The Chinese side shall be responsible to handle the procedures to get the joint venture company incorporated.

1.4.
The Chinese side will help the joint venture company to set up Chinese subsidiary, including the registration of Chinese subsidiary, establishing the relationship with the local government, staff recruitment and training, and setting up the necessary operating facilities.

2. Japanese Party's commitment and assurance

2.1.	The Japanese side is limited-liability companies validly existing and established in accordance with the laws of their domicile countries.

2.2.
The Japanese side shall transfer SBC business held by it to the Japanese subsidiary of the Company in accordance with the agreed conditions. After October 1, 2010, Party B, and Party C shall transfer the SBC business in their hands to the Japanese subsidiary in accordance with the procedure set as the second stage set in Article 3 hereinbefore; After April 1, 2012, Party C shall transfer the SBC business in their hands to the Japanese subsidiary of the Company in accordance with the procedure set as the second stage set in Article 3 hereof; After October 1, 2012, the Japanese side shall ensure that the Japanese subsidiary will obtain SBC outsourcing account.

2.3
The Japanese side shall assist the joint venture company in setting up its subsidiary in Japan, including the registration of the Japanese subsidiary, personnel arrangements, business training and work delivery. It shall also ensure that on the premise of the timely establishment of the joint venture company, July 31, 2010 is the day to open bank account, which is used to receive the capital and funds required to set up the corporate entity of Japanese subsidiary. After September 1, 2010, the subsidiary in Japan shall be set up and put into operation. The so-called operation means payment of various fees, business transfer at the first stage, receiving and executing SBC orders and other activities.

2.4
The Japanese side shall, at a reasonable prices sell, sublease and transfer business-related equipment, office facilities and office sites, to the Japanese subsidiary of the joint venture company, and shall also charge the Japanese subsidiary reasonable fees associated with the transfer of employees, and ensure that no damage is caused for the legitimate interests of the Japanese subsidiary and the joint venture company.

2.5	The Japanese side shall assist the joint venture company in developing the software market-related business in Japan, with its advantages in human relations.

Article 5 Non-competition
All parties concerned confirm their full commitment to business development of the joint venture company, and shall not in any way prejudice the interests of the Company, including but not limited to, the Chinese side should not cooperate with other Japanese companies to get engaged in business activities having a competitive relationship with the joint venture company, and the Japanese side should not cooperate with other Chinese companies to get engaged in business activities having a competitive relationship with the joint venture company.

The Chinese side shall not engage in business activities within the territory of Japan having a competitive relationship with the Japanese side, and The Japanese side shall not engage in business activities within the territory of China having a competitive relationship with the Chinese side.

Article 6 Tax Payment
All parties acknowledge that all taxes and fees of each party arising from this cooperation, shall be liable only for each party itself in accordance with relevant laws.

Article 7 Obligation of Confidentiality

1.
Each Party shall keep confidential the other party’s trade secrets obtained by such a party in the process of negotiation and consultation. Without the consent of the other party, such a party shall not in any way disclose the trade secrets or permit such disclosure to any other person. For the intermediary agency employed for cooperation, a confidentiality contract shall be separately entered into for this purpose. Any disclosure to these service agents shall only be extended to the limited scope deemed necessary.

2.
As Party A is a listed company on the American Nasdaq Stock Market, Party A shall be subject to information disclosure requirements as a publicly listed company. Prior to the formal information disclosure made by Party A, the Japanese side shall not disclose any content of this Contract or any transaction under this Contract.

Article 8.  Termination of Contract

This Contract shall be terminated due to following reasons:

1.	If the Japanese subsidiary of the joint venture company fails to formally obtain SBC business transaction account before the date of October 1, 2012, this Contract shall be terminated.

2.
If within three years after the signing the agreement hereof, SBC terminates the operation business with the Japanese subsidiary of the joint venture company, or grants the Japanese subsidiary the business significantly reduced in quantity (lower than 40% of the order amount set out in the preamble hereof), this Contract shall be terminated.

3.
If capital contribution made by the parties to this contract is insufficient to support the company's operation, the parties shall negotiate additional investment and adjust the proportion of shares. In case that the parties fail to reach agreement on this matter, this Contract shall be terminated.

4.	If force majeure causes a failure to perform this Contract or one party’s breach of contract leads to discharge of the contract, this Contract shall be terminated.

5.
After the termination of this Contract, the Japanese side should be unconditional to transfer its shares of the joint venture to the Chinese side at the price of 0. Meanwhile, the joint venture company shall return the SBC business transferred to it by the Japanese side to such Japanese side.  The directors appointed by the Japanese side shall hand over work to China-appointed directors before resigning within three months. The Japanese side shall withdraw its business from the joint venture company, Japanese subsidiary, and Chinese subsidiary. Any loss of each party (Japanese side’s loss in SBC business, and Chinese side's loss in cash investment interests) resulted from the termination shall be borne by each party itself.

Article 9 Liability for breach of Contract

After the execution of this Contract, the parties shall actively and comprehensively fulfill contractual obligations. Any party in breach of contract shall take liability for breach of contract to the observant party:

1.
If the Chinese side does not make the capital contribution to the joint venture company in accordance with the provisions of Work Plan and Budget Form of the Joint Venture Company. The first deadline of the contribution is on August 31, 2010. For each delayed day, liquidated damages shall be made to the Japanese side at the rate of 0.021% of the delayed amount. When such delayed period exceeds 30 days, the Japanese side shall have the right to cancel the Contract by giving written notice to the Chinese side.

2.
If Party B fails to complete the transfer of SBC business to the joint venture company in accordance with the provisions of Article 4 hereof, and such failure exceeds more than one month after the specified date, Party B shall be deemed to be in a breach of contract. If Party B defaults, Party B shall unconditionally transfer its equity of the joint venture company to the Chinese side at the price of 0. In addition, Party B shall make compensation of 7% of the cash payment made by the Chinese side to the non-breaching party.

3.
If Party C fails to complete the transfer of SBC business to the joint venture company at the first and second stages set out in Article 4 hereof, and transfer work at any stage goes beyond more than one month after the pre-determined date, then Party C shall be deemed to be in a breach of contract. In such a case, Party C shall unconditionally transfer its equity of the joint venture company to the Chinese side at the price of 0, and shall also make compensation of 7% of the cash payment made by the Chinese side to the non-breaching party.

4.
If either of Party B and Party C have two of the aforementioned noncompliance, Party D shall be jointly and severally liable to the non-breaching party. That is, if either of Party B and Party C is in breach of contract, Party D shall unconditionally transfer to the Chinese side 50% of its equity of the joint venture company at the 0 price, and shall also make compensation of 3% of the cash payment made by the Chinese side to the non-breaching party.

Article 10 Force Majeure
If earthquakes, typhoons, floods, fires, and war and other events of force majeure which are unforeseen and whose consequence or occurrence can not be prevented or avoided, contribute to a failure to perform this Contract or perform this Contract under the agreed terms, one party involving the force majeure event shall as soon as possible notify the other party and shall within fifteen days provide the supporting documents detailing such an event, issued by a notary office at the place of the occurrence of such event. Based on the extent of the impact of such event on the execution of this Contract, the two sides shall determine whether to terminate this Contract or extend the performance of this Contract through consultation.

Article 11 Governing Laws
The signing, execution, interpretation, performance and dispute settlement of this Contract shall be governed by applicable laws of Republic of China.

Article 12 Methods of Dispute Settlement

1.	Matters not covered herein or remaining in doubt on this interpretation of the Contract should be resolved by all parties through sincere negotiation.

2.
Disputes arising out of or related to this Contract, when not resolved through sincere negotiations, shall be submitted to China International Economic and Trade Arbitration Commission for arbitration settlement in accordance with the arbitration rules currently in force. The place of arbitration is Beijing, and the arbitration language is in Chinese language. Arbitration award is final and binding on both parties. During the arbitration, other matters subject to no dispute shall continue to be performed.

Article 13 Signature and Effectiveness of this Contract

This Contract shall not enter into force until signed and sealed with official seal by the legal representatives of all parties (or their authorized agents).

Article 14 Supplementary Provisions

1.
This Contract is written in the Japanese and Chinese languages, and all parties deem that the Japanese and Chinese versions have the same legal binding power. Each version is in 8 copies, having the same legal effect. Party A, Party B, Party C and Party D each hold 2 copies of them.

2.
The Attachment of this Contract, Work Plan and Budget Form of the Joint Venture Company has the same legal effect with this Contract. In case of a conflict between the contents of the Attachment and the main text of this Contract, the main text hereof shall prevail.

3.	This Contract is signed on the date of________ at the place of _____.

Signatures made by all parties:
Pansoft Company Limited
Signature of Representative: Wang Hu
Date: August 9, 2010
(Seal: Pansoft (China) Company Limited)

Management Information Center Co., Ltd
Signature of Representative: Kiichiro
Date: August 2. 2010
(Seal: Management Information Center Co., Ltd)

Seven Colors Co., Ltd
Signature of Representative: Aoki Kazuyo
Date: August 2, 2010
(Seal: Seven Colors Co., Ltd)

Shandong Qizhi Soft Co., Ltd.
Signature of Representative: Han Feng
Date: August 9, 2010
(Seal: Shandong Qizhi Soft Co., Ltd.)